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FORM 5                                          | hours per response......1.0 |

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[X]  Form 3 Holdings Reported

[_]  Form 4 Transactions Reported

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1.   Name and Address of Reporting Person*

     Simses                          Robert                 G.
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   (Last)                            (First)              (Middle)

    c/o NYMAGIC, INC.
    330 Madison Avenue
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                                    (Street)

    New York                        NY                     10017
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   (City)                            (State)                (Zip)


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2.   Issuer Name and Ticker or Trading Symbol


     NYMAGIC, INC. ("NYM")
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3.   I.R.S. Identification Number of Reporting Person, if an Entity (voluntary)


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4.   Statement for Month/Year


      12/2001
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5.   If Amendment, Date of Original (Month/Year)


     2/8/2002
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6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [x]  Director                             [x]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


                    -------------------------------
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7.   Individual or Joint/Group Reporting
     (Check applicable line)

     [x]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person

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

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                         Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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                                               2A.                                             5.
                                               Deemed                4.                        Amount of     6.          7.
                                     2.        Exe-                  Securities Acquired (A)   Securities    Ownership   Nature of
                                     Trans-    cution                or Disposed of (D)        Beneficially  Form:       Indirect
                                     action    Date,      3.         (Instr. 3, 4 and 5)       Owned at End  Direct      Bene-
                                     Date      if any     Trans-     -----------------------   of Issuer's   (D) or      ficial
1.                                   (Month/   (Month/    action              (A)              Fiscal Year   Indirect    Owner-
Title of Security                    Day/      Day/       Code                or               (Instr. 3     (I)         ship
(Instr.3)                            Year)     Year)      (Instr.8)  Amount   (D)   Price      and 4)        (Instr.4)   (Instr. 4)
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
     (1)                            12/20/2000
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Common stock                         6/6/2001             A(2)       454       A    (2)        454            D
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* If the form is filed by more than one reporting person, see instruction 4(b)(v).


                   Persons who responds to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number

                                                                                                                            (Over)
                                                                                                                   SEC 2270 (3-99)


FORM 5 (continued)

                          Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                  (e.g., puts, calls, warrants, options, convertible securities)
====================================================================================================================================
                                                                                                                     10.
                                                                                                           9.        Owner-
                                                                                                           Number    ship
                                                                                                           of        Form
                    2.                                                                                     Deriv-    of
                    Conver-                        5.                            7.                        ative     Deriv-  11.
                    sion                           Number of                     Title and Amount          Secur-    ative   Nature
                    or             3A.             Derivative   6.               of Underlying     8.      ities     Secur-  of
                    Exer-          Deemed          Securities   Date             Securities        Price   Bene-     ity     In-
                    cise   3.      Exe-            Acquired (A) Exercisable and  (Instr. 3 and 4)  of      ficially  Direct  direct
                    Price  Trans-  cution  4.      or Disposed  Expiration Date  ----------------  Deriv-  Owned     (D) or  Bene-
1.                  of     action  Date,   Trans-  of (D)       (Month/Day/Year)          Amount   ative   at End    In-     ficial
Title of            Deriv- Date    if any  action  (Instr. 3,   ----------------          or       Secur-  of        direct  Owner-
Derivative          ative  (Month/ (Month/ Code    4 and 5)     Date     Expira-          Number   ity     Year      (I)     ship
Security            Secur- Day/    Day/    (Instr. ------------ Exer-    tion             of       (Instr. (Instr.   (Instr. (Instr.
(Instr. 3)          ity    Year)   Year)    8)      (A)   (D)   cisable  Date    Title    Shares   5)      4)        4)      4)
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


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====================================================================================================================================
Explanation of Responses:
(1) On 12/20/2000, Mr. Simses becme a 10% beneficial owner for reporting purposes by reason of being trustee of a trust that is a 10% beneficial owner, but he did not as of that date have a direct or indirect pecuniary interest in any securities of the issuer.
(2) On 5/16/2001, Mr. Simses was elected a director of the issuer.  Shares were awarded to Mr. Simses by the issuer on 6/6/2001 as part of his director compensation.




/s/ Robert G. Simses                                            10/12/02
--------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.


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